Harris & Harris Group Portfolio Company D-Wave Systems

Raises an Additional $29 Million (CAD), Closing 2014 Financing at $62 Million (CAD)

NEW YORK, NY – January 30, 2015 – Harris & Harris Group, Inc. (Nasdaq:TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by portfolio company, D-Wave Systems, Inc., that it has closed $29 million (CAD) in funding from a large institutional investor, among others. This funding will be used to accelerate development of D-Wave’s quantum hardware and software and expand the software application ecosystem. This investment brings total funding in D-Wave to $174 million (CAD), with approximately $62 million (CAD) raised in 2014. Harris & Harris Group's total investment in D-Wave is approximately $5.8 million (USD). D-Wave's announcement also includes highlights of 2014, a year of strong growth and advancement for D-Wave.

"We are continuously impressed by D-Wave's ability to execute and deliver on its aggressive technology innovation roadmap,” said Alexei Andreev, a managing director of Harris & Harris Group. “With its next 1000 qubit system coming online, we are approaching a regime where quantum computers will be able to out-perform conventional solutions despite tens of years and trillions of dollars invested in digital machines to date.”

“The additional funding comes as a result of D-Wave’s continued progress and leadership in quantum computing,” said Doug Jamison, CEO of Harris & Harris Group. “We agree with Vern Brownell and D-Wave that by making quantum computing available to more organizations, D-Wave is toward its goal of finding solutions to the most complex optimization and machine learning applications.”

D-Wave's press release may be viewed on the company’s website. The press release also contains highlights for D-Wave from 2014.

In a recent blog post, titled “Getting in on the Ground Floor: Investing in Quantum Computing,” Mr. Andreev, who is a member of D-Wave's board of directors, wrote about the value of investing in D-Wave and quantum computing.

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This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.dwavesys.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

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